UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2021

AEGLEA BIOTHERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37722	46-4312787
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

805 Las Cimas Parkway Suite 100 Austin, TX	78746
(Address of principal executive offices)	(Zip Code)

(512) 942-2935

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 Par Value Per Share	AGLE	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 7.01 Regulation FD Disclosure.

On December 6, 2021, Aeglea Biotherapeutics, Inc. (the “Company”) issued a press release announcing updated data from its ongoing Phase 3 PEACE (Pegzilarginase Effect on Arginase 1 Deficiency Clinical Endpoints) trial for patients with Arginase 1 Deficiency. Additionally, the Company held a conference call and webcast with a presentation of the Phase 3 PEACE topline data.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. A copy of the presentation is attached as Exhibit 99.2 to this Current Report on Form 8-K.

The information furnished in this Item 7.01, including Exhibits 99.1 and 99.2, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Exchange Act or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 8.01 Other Events.

On December 6, 2021, the Company announced updated data from its ongoing Phase 3 PEACE trial for patients with Arginase 1 Deficiency. Topline results are summarized as follows:

•

PEACE achieved the primary endpoint of the clinical trial and demonstrated a highly statistically significant 80% reduction in mean plasma arginine in pegzilarginase-treated patients (p value <0.0001). Importantly, normal plasma arginine levels (40-115µM) were achieved in 90.5% of pegzilarginase-treated patients compared to none of the patients in the placebo arm (p value <0.0001).

•

For the key secondary endpoints, improvements in walking, running and jumping were captured using Gross Motor Function Measure Part E, or GMFM-E, and an increase in walking distance with aids was captured using the 2-Minute Walk Test, or 2MWT. The least squares mean GMFM-E score improved by 4.2 units for pegzilarginase-treated patients and worsened by 0.4 units in the placebo arm (p value =0.1087; 95% CI [-1.1, 10.2]), establishing a positive trend in this mobility assessment. The least squares mean 2MWT distance increased 7.4 meters in pegzilarginase-treated patients and 1.9 meters in the placebo arm (p value =0.5961; 95% CI [-15.6, 26.7]).

•

Pegzilarginase was well-tolerated and safety data were consistent with results from the Phase 1/2 and open-label extension clinical trials. There were five patients who experienced treatment related adverse events and four who experienced serious adverse events. No patients discontinued therapy due to adverse events.

Based on these results and the entirety of data from the pegzilarginase program, the Company plans to submit a Biologics License Application, or BLA, to the U.S. Food and Drug Administration, or FDA, in the first half of 2022. If approved, the Company intends to commercialize pegzilarginase in the United States with a small, focused field-based team and key supporting functions. Due to the highly concentrated number of specialists responsible for managing these patients, the Company anticipates an efficient sales force of fewer than 10 representatives.

This current report contains “forward-looking” statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, statements we make regarding our ability to obtain regulatory approval for, and commercialize, pegzilarginase, recognize milestone and royalty payments from our agreement with Immedica, the timing and success of our clinical trials and related data, the timing and expectations for regulatory submissions and approvals, timing and results of meetings with regulators, the timing of announcements and updates relating to our clinical trials and related data, our ability to enroll patients into our clinical trials, the expected impact of the COVID-19 pandemic on our operations and clinical trials, success in our collaborations, our cash forecasts, the potential addressable markets of our product candidates and the potential therapeutic benefits and economic value of our lead product candidate or other product candidates. Further information on potential risk factors that could affect our business and its financial results are detailed in our most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 filed with the Securities and Exchange Commission (“SEC”), and other reports as filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press release by Aeglea Biotherapeutics, Inc.
99.2	Phase 3 PEACE Topline Presentation.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEGLEA BIOTHERAPEUTICS, INC.

Date: December 6, 2021	By:	/s/ Jonathan Alspaugh
Jonathan Alspaugh
Chief Financial Officer

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